Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "AMASYS CORPORATION", CHANGING ITS NAME FROM "AMASYS CORPORATION" TO "STEMGEN, INC.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF JANUARY, A.D. 2013, AT 4:38 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE FIFTH DAY OF FEBRUARY, A.D. 2013.

Jeffrey W. Bullock, Secretary of State

2311856 8100

130082520

AUTHENTICATION: 0165654

DATE: 01-24-13